Exhibit 99.2

Press Release	Source: VIA NET.WORKS, Inc.

VIA NET.WORKS Announces Filing Of Certificate Of Dissolution and Closing of Stock Transfer Books

AMSTERDAM, The Netherlands, November 7, 2005. VIA NET.WORKS, Inc. (Euronext: VNWI; OTC: VNWI.PK), today announced on November 4, 2005, it had filed a certificate of dissolution with the Delaware Secretary of State in accordance with its previously announced plan of complete liquidation and dissolution.  The company plans to file this week a Current Report on Form 8-K to provide an update on the company’s financial condition and expected distributions.  After this filing and the filing of the company’s Quarterly Report on Form 10-Q for the third quarter, the company intends to terminate its reporting obligation under the Securities Exchange Act of 1934 as permitted by SEC rules and thereafter, the company will no longer be required to file reports with the SEC.  VIA noted that it may voluntarily file additional Current Reports on Form 8-K from time to time to provide further updates on the company’s financial condition and expected distributions or to report other material events.

VIA announced further that it closed its stock transfer books and has discontinued recording transfers of its common stock and preferred stock as of 5:00 p.m. Eastern time on November 4, 2005.  VIA noted that it will not record any further transfers of its common stock or its preferred stock on its books except by will, intestate succession, or operation of law.  The company stated that all distributions, if any, will be made to the company’s stockholders according to their respective holdings as of this final record date in accordance with the plan of complete liquidation and dissolution.

About VIA NET.WORKS, Inc.

For more information about VIA NET.WORKS, Inc. (Euronext: VNWI; OTC: VNWI-PK), please visit our website at: http://www.vianetworks.com.